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                                                                    EXHIBIT 10.2


                   AMENDED AND RESTATED EMPLOYMENT AGREEMENT


     This Amended and Restated Employment Agreement (this "Agreement") by and between Weatherford International, Inc., a Delaware corporation (the "Company"), and Curtis W. Huff (the "Executive"), dated January 28, 2000.

                              W I T N E S S E T H:

     WHEREAS, the Board of Directors of the Company (the "Board") has previously determined that it is in the best interests of the Company and its stockholders to retain the Executive and to induce the employment of the Executive for the long-term benefit of the Company;

     WHEREAS, the Board does not contemplate the termination of the Executive during the term hereof and the Board and the Executive expect that the Executive will be retained for at least the three-year period contemplated herein;

     WHEREAS, the Company and the Executive entered into an Employment Agreement dated March 16, 1998 (the "Employment Agreement");

     WHEREAS, the Company and the Executive desire to amend and restate in its entirety the Employment Agreement as set out in this Agreement; and

     WHEREAS, to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

     NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

     1.   Employment.

         (a) The Company hereby agrees that the Company or an affiliated company will continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company or an affiliate subject to the terms and conditions of this Agreement, during the Employment Period (as defined below).

         (b) The "Employment Period" shall mean the period commencing on the Effective Date (as defined below) and ending on the third anniversary of the Effective Date; provided, however, that commencing on the date one year after the Effective Date, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the "Renewal Date"), unless previously terminated, the Employment Period shall be automatically extended so as to terminate three year(s) after such Renewal Date, unless at least 60 days prior to the Renewal Date the Company shall give notice to the Executive that the Employment Period shall not be so extended. The Effective Date shall be June 15, 1998.


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     2.   Terms of Employment.

          (a) Position and Duties.

              (i) During the Employment Period, (A) the Executive's position (including status, offices, titles and reporting requirements, authority, duties and responsibilities) shall be Executive Vice President, Chief Financial Officer, General Counsel and Corporate Secretary, (B) the Executive's services shall be performed at the Company's principal executive offices in Houston, Texas or other locations less than 35 miles from such location and (C) the Executive will report directly to the Company's Chief Executive Officer.

              (ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement. In addition, the Company has asked the Executive to serve as an executive officer of Grant Prideco, Inc. on a part-time basis following the Company's spin-off of Grant Prideco. The service by the Executive as a Vice President and as Interim General Counsel of Grant Prideco following its spin-off will be expressly permitted and not a violation of this Agreement. It is also expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the date hereof, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the date hereof shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the Company.

         (b)  Compensation.

              (i) Base Salary. During the Employment Period, the Executive shall receive an annual base salary of $350,000 ("Annual Base Salary"), which shall be paid at a monthly rate. During the Employment Period, the Annual Base Salary shall be reviewed no more than 12 months after the last salary increase awarded to the Executive prior to the date hereof and thereafter at least annually; provided, however, that a salary increase shall not necessarily be awarded as a result of such review. Any increase in Annual Base Salary may not serve to limit or reduce any other obligation




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          to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase. The term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased.

              (ii) Annual Bonus. The Executive shall be eligible for an annual bonus (the "Annual Bonus") for each fiscal year ending during the Employment Period on the same basis as other executive officers under the Company's executive officer annual incentive program. Each such Annual Bonus shall be paid no later than the end of the third month of the fiscal year next following the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus pursuant to a Company sponsored deferred compensation plan in effect.

              (iii) Incentive, Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to the Executive's peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and its affiliated companies for the Executive under such plans, practices, policies and programs as in effect on the date hereof. As used in this Agreement, the term "affiliated companies" shall include any company controlled by, controlling or under common control with the Company.

              (iv) Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive's family, as the case may be, shall be eligible to participate in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to the Executive's peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with benefits which are less favorable, in the aggregate, than such plans, practices, policies and programs in effect for the Executive on the date hereof.

              (v) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures




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          of the Company and its affiliated companies in effect for the
          Executive on the date hereof.

              (vi) Fringe Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits (including, without limitation, financial planning services, payment of club dues, a car allowance or use of an automobile and payment of related expenses, as appropriate) in accordance with the most favorable plans, practices, programs and policies of the Company in effect on the date hereof.

              (vii) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies in effect for the Executive on the date hereof.

              (viii) Restricted Stock and Options. Effective as of the Effective Date, the Executive was granted 75,000 shares of the Company's Common Stock, $1.00 par value ("Common Stock"). Such shares are subject to four year vesting on the basis of 18,750 shares of Common Stock on each anniversary of the Effective Date; provided, however, if the employment of the Executive under this Agreement is terminated prior to the shares being fully vested for any reason other than by the Company for Cause or Disability, the death of the Executive or by the Executive for any reason other than for Good Reason, such shares shall become vested on the termination date. Until the shares of Common Stock so granted are vested, the Executive may not transfer, pledge or dispose of the unvested shares. The Executive, however, may vote any unvested shares and be entitled to receive any dividends or distributions (other than noncash distributions, which shall be subject to the same vesting restrictions as the shares of Common Stock for which such distributions were received). The Company may also hold the unvested shares until they have vested. The Executive may elect to deliver shares of Common Stock (valued at their then current market price) to the Company in satisfaction of any withholding obligation the Company may have on the vesting of such shares. Such shares shall be subject to accelerated vesting as provided in Section 4(a). Such shares shall also be subject to accelerated vesting on a change of control as defined in the Company's form of stock option agreement, with the merger on May 27, 1998 of Weatherford Enterra, Inc. with and into the Company not resulting in any acceleration of such vesting. Effective as of the Effective Date, the Executive also received options under the Company's stock option plan to purchase an aggregate of 100,000 shares of Common Stock at an exercise price per share equal to the closing sale price of a share of Common Stock on the Effective Date, which options are subject to three year vesting on the basis of one-third of the shares per year, with the merger on May 27, 1998 of Weatherford Enterra, Inc. not resulting in any acceleration of such vesting. In connection with the Company's spin-off of its Grant Prideco drilling products division, the above restricted stock and options will be adjusted to represent shares



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          and options to purchase stock of the Company and Grant Prideco, Inc.
          as provided in the distribution agreement relating to the spin-off. For purposes of vesting of such stock and options, the Executive will not be required to be employed by Grant Prideco and the employment with the Company will be sufficient for purposes of vesting. In addition, Executive may for purposes of withholding deliver to the Company shares of Grant Prideco common stock to satisfy the withholding on the Common Stock.

     3.   Termination of Employment.

         (a) Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with
Section 10(b) of this Agreement of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective 30 days after receipt of such notice by the Executive (the "Disability Effective Date"), provided that within the 30-day period after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the Executive's duties with the Company on a full-time basis for 180 calendar days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative.

         (b) Cause. The Company may terminate the Executive's employment during the Employment Period for Cause. For purposes of this Agreement, "Cause" shall mean:

              (i) the willful and continued failure of the Executive to perform substantially the Executive's duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Executive has not substantially performed the Executive's duties, or

              (ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

     For purposes of this provision, no act, or failure to act, on the part of the Executive shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or of a senior officer



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of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

         (c) Good Reason. The Executive's employment may be terminated by the Executive during the Employment Period for Good Reason. For purposes of this Agreement, "Good Reason" shall mean:

              (i) the assignment to the Executive of any duties inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2(a) of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

              (ii) any failure by the Company to comply with any of the provisions of Section 2(b) of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

              (iii) the Company's requiring the Executive to be based at any office or location other than as provided in Section 2(a)(i)(B) hereof or the Company's requiring the Executive to travel on Company business to a substantially greater extent than required immediately prior to the date hereof;

              (iv) any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement;

              (v) in the event of a merger, consolidation or other business combination of the Company in which the Company's securities cease to be publicly traded, the assignment to the Executive of any position (including status, offices, titles and reporting requirements), authority, duties or responsibilities that are not (A) at or with the ultimate parent company of the entity surviving or resulting from such merger, consolidation or other business combination and (B) substantially similar to the



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         Executive's position (including status, offices, titles and reporting requirements), authority, duties and responsibilities as contemplated by Section 2(a); or

              (vi) any failure by the Company to comply with and satisfy Section 9(c) of this Agreement.

     For purposes of this Section 3(c), any good faith determination of "Good Reason" made by the Executive shall be conclusive.

         (d) Notice of Termination. Any termination during the Employment Period by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 10(b) of the Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

         (e) Date of Termination. "Date of Termination" shall mean:

              (i) if the Executive's employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be;

              (ii) if the Executive's employment is terminated by the Company other than for Cause, death or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination; and

              (iii) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

     4.   Obligations of the Company Upon Termination.

         (a) Good Reason; Other than For Cause, Death or Disability. If, during the Employment Period, the Company shall terminate the Executive's employment other than for Cause, death or Disability, or the Executive shall terminate employment for Good Reason:



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              (i) The Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

                   (A) the sum of (1) the Executive's Annual Base Salary through the Date of Termination to the extent not theretofore paid, (2) the product of (x) the higher of (I) the highest Annual Bonus received by the Executive over the preceding three year period and
              (II) the Annual Bonus paid or payable, including any bonus or portion thereof which has been earned but deferred (and annualized for any fiscal year consisting of less than 12 full months or during which the Executive was employed for less than 12 full months), for the most recently completed fiscal year during the Employment Period, if any (such higher amount being referred to as the "Highest Annual Bonus", it being agreed that for purposes of determining the Highest Annual Bonus, the Executive will be deemed to have received a bonus of 100% of his Annual Base Salary for the year ended December 31, 1998) and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365, and (3) any compensation previously deferred by the Executive under a plan sponsored by the Company (together with any accrued interest or earnings thereon), and any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2) and (3) shall be hereinafter referred to as the "Accrued Obligations"), and

                   (B) an amount equal to three times the sum of (i) the then current Annual Base Salary of the Executive and (ii) the Highest Annual Bonus, and

                   (C) an amount equal to the total of the employer matching
              contributions credited to the Executive under the Company's 401(k) Savings Plan (the "401(k) Plan") or any other deferred compensation plan during the 12-month period immediately preceding the month of the Executive's Date of Termination multiplied by three, such amount to be grossed up so that the amount the Executive actually receives after payment of any federal or state taxes payable thereon equals the amount first described above.

              (ii) For a period of three years from the Executive's Date of Termination (the "Remaining Contract Term") or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue benefits to the Executive and/or the Executive's family equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 2(b)(iv) of this Agreement if the Executive's employment had not been terminated; provided, however, that with respect to any of such plans, programs, practices or policies requiring an employee contribution, the Executive shall continue to pay the monthly employee contribution for same, and



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         provided further, that if the Executive becomes reemployed by another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility;

              (iii) The Company shall, at its sole expense as incurred, provide the Executive with outplacement services, the scope and provider of which shall be selected by the Executive in his sole discretion;

              (iv) With respect to all options to purchase Common Stock held by the Executive pursuant to a Company stock option plan on or prior to the Date of Termination, irrespective of whether such options are then exercisable, the Executive shall have the right, during the 60-day period after the Date of Termination, to elect to surrender all or part of such options in exchange for a cash payment by the Company to the Executive in an amount equal to the number of shares of Common Stock subject to the Executive's option multiplied by the difference between
         (x) and (y) where (x) equals the purchase price per share covered by the option and (y) equals the highest reported sale price of a share of Common Stock in any transaction reported on the New York Stock Exchange during the 60-day period prior to and including the Executive's Date of Termination. Such cash payments shall be made within 30 days after the date of the Executive's election; provided, however, that if the Executive's Date of Termination is within six months after the date of grant of a particular option held by the Executive and the Executive is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, any cash payments related thereto shall be made on the date which is six months and one day after the date of grant of such option to the extent necessary to prevent the imposition of the disgorgement provisions under Section 16(b). Notwithstanding the foregoing, if any right granted pursuant to the foregoing would make any change of control transaction ineligible for pooling of interests accounting treatment under APB No. 16 that but for this Section 4(a)(iv) would otherwise be eligible for such accounting treatment, the Executive shall receive in substitution for the cash payment a number of shares of Common Stock determined by dividing the amount of cash that would otherwise be payable to the Executive hereunder by the average closing sales price of the Common Stock, as reported by the New York Stock Exchange, for the ten trading days immediately prior to the date such payment is due to be made (rounding up to the nearest whole number), provided that any such shares of Common Stock so granted to the Executive shall be registered under the Securities Act of 1933, as amended; any options outstanding as of the Date of Termination and not then exercisable shall become fully exercisable as of the Executive's Date of Termination, and to the extent the Executive does not elect to surrender same for a cash payment (or the equivalent number of shares of Common Stock) as provided above, such options shall remain




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         exercisable for one year after the Executive's Date of Termination or until the stated expiration of the stated term thereof, whichever is longer;

              (v) restrictions applicable to any shares of Common Stock granted to the Executive by the Company shall lapse, as of the date of the Executive's Date of Termination;

              (vi) All country club memberships, luncheon clubs and other memberships which the Company was providing for the Executive's use at the time Notice of Termination is given shall, to the extent possible, be transferred and assigned to the Executive at no cost to the Executive (other than income taxes owed), the cost of transfer, if any, to be borne by the Company;

              (vii) The Company shall either transfer to the Executive ownership and title to the Executive's company car at no cost to the Executive (other than income taxes owed) or, if the Executive receives a monthly car allowance in lieu of a Company car, pay the Executive a lump sum in cash within 30 days after the Executive's Date of Termination equal to the Executive's annual car allowance multiplied by three;

              (viii) All benefits under the Company's Executive Deferred Compensation Plan and the 401(k) Plan and any other similar plans, including any stock options or restricted stock held by the Executive, not already vested shall be 100% vested, to the extent such vesting is permitted under the Code (as defined below);

              (ix) To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits"); and

              (x) The foregoing payments are intended to compensate the Executive for a breach of the Company's obligations and place Executive in substantially the same position had the employment of the Executive not been so terminated as a result of a breach by the Company.

         (b) Death. If Executive's employment is terminated by reason of the Executive's death during the Employment Period, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive's estate or beneficiaries, as applicable, in a lump sum in cash within 30 days after the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 4(b) shall include, without limitation, and the Executive's estate





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and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and affiliated companies to the estates and beneficiaries of the Executive's peer executives of the Company and such affiliated companies under such plans, programs, practices and policies relating to death benefits, if any, in effect on the date hereof or, if more favorable, those in effect on the date of the Executive's death.

         (c) Disability. If the Executive's employment is terminated by reason of the Executive's Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days after the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 4(c) shall include, without limitation, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable benefits generally provided by the Company and its affiliated companies to the Executive's disabled peer executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, in effect generally on the date hereof or, if more favorable, those in effect at the time of the Disability.

         (d) Cause; Other Than for Good Reason. If the Executive's employment is terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than the obligation to pay to the Executive (x) his Annual Base Salary through the Date of Termination, (y) the amount of any compensation previously deferred by the Executive, and (z) Other Benefits, in each case to the extent theretofore unpaid. If the Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations and the timely payment or provision of Other Benefits. In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days after the Date of Termination subject to such other options or restrictions as provided by law.

     5. Other Rights. Except as provided hereinafter, nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor, shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Except as provided hereinafter, amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement. It is expressly agreed by the Executive that he shall have no right to receive, and hereby waives any entitlement to, any severance pay or similar benefit under any other plan, policy, practice or program of the Company. In addition, if the Executive has an employment or similar agreement with the Company at the Date of Termination, he agrees that he shall have the right to receive all of the benefits provided under this Agreement or such other agreement, whichever one, in its entirety, the Executive chooses, but not





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both agreements, and when the Executive has made such election, the other agreement shall be superseded in its entirety and shall be of no further force and effect. The Executive also agrees that to the extent he may be eligible for any severance pay or similar benefit under any laws providing for severance or termination benefits, such other severance pay or similar benefit shall be coordinated with the benefits owed hereunder, such that the Executive shall not receive duplicate benefits.

     6.   Full Settlement.

         (a) No Rights of Offset. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.

         (b) No Mitigation Required. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.

         (c) Legal Fees. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expense which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company or the Executive of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereto (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

     7.   Certain Additional Payments by the Company.

         (a) Although this Agreement is not being entered into in connection with or contingent upon a change of control of the Company, anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section
7) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 7(a), if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that the Executive, after taking into account the Payments and the Gross-Up Payment, would not receive a net after-tax benefit of at least $50,000 (taking into account both income taxes and any Excise Tax) as compared to the net after-tax proceeds to the Executive resulting from an elimination of the Gross-Up Payment and a reduction of the Payments, in the aggregate, to an amount (the "Reduced Amount") such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

         (b) Subject to the provisions of Section 7(c), all determinations required to be made under this Section 7, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination shall be made by Arthur Andersen LLP or, as provided below, such other certified public accounting firm as may be designated by the Executive (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days after the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the change of control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 7, shall be paid by the Company to the Executive within five days after the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 7(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

         (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment (or an additional Gross-Up Payment) in the event the Internal Revenue Service seeks higher payment. Such notification shall be given as soon as practicable, but no later than ten business days after the Executive is informed in writing of such claim, and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

              (i) give the Company any information reasonably requested by the Company relating to such claim,

              (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

              (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

              (iv) permit the Company to participate in any proceedings relating to such claims; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such costs and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 7(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issues raised by the Internal Revenue Service or any other taxing authority.

         (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 7(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 7(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 7(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

     8. Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any of its affiliated companies, provided that it shall not apply to information which is or shall become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement), information that is developed by the Executive independently of such information, or knowledge or data or information that is disclosed to the Executive by a third party under no obligation of confidentiality to the Company. After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 8 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

     9.   Successors.

         (a) This Agreement is personal to the Executive and shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

         (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

         (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

     10.  Miscellaneous.

         (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

         (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:


                  If to the Executive:   Curtis W. Huff
                                         Weatherford International, Inc.
                                         515 Post Oak Blvd., Suite 600
                                         Houston, Texas 77027

                  If to the Company:     Weatherford International, Inc.
                                         515 Post Oak Blvd., Suite 600
                                         Houston, Texas 77027
                                         Attention:  Bernard J. Duroc-Danner

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

         (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

         (d) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

         (e) The Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 3(c)(i)-(vi) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

         (f) This Agreement constitutes the entire agreement and understanding between the parties relating to the subject matter hereof and supersedes all prior agreements between the parties relating to the subject matter hereof, including, without limitation, the Employment Agreement.

     IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.


                                   /s/ Curtis W. Huff
                                   -------------------------------------
                                             Curtis W. Huff


                                   WEATHERFORD INTERNATIONAL, INC.


                                   By /s/ Bernard J. Duroc-Danner
                                      ----------------------------------
                                             Bernard J. Duroc-Danner
                                      Chairman of the Board, President and
                                             Chief Executive Officer